SUB-ITEM 77C: Submission of matter to a vote of security holders

(a) A Special Meeting of the Shareholders of the JNL Series Trust held October 15,2007.

(b) If the meeting involved the election of directors, state the name of each director elected at the meeting and the names of all other directors now in office:

     Not Applicable

(c) Describe each matter voted upon at the meeting and state the number of affirmative votes and the number of negative votes cast with respect to each matter:

1. To approve or disapprove a change in sub-adviser and a proposed amendment to the Investment Sub-Advisory Agreement between Jackson National Asset Management, LLC ("JNAM") and PPM America, Inc. ("PPM"), under which PPM would serve as sub-adviser to the JNL/Putnam Equity Fund


                 FUND                      AFFIRMATIVE        AGAINST         WITHHOLD
--------------------------------------    --------------    -------------   ------------
JNL/Putnam Equity Fund                    3,596,215.487       69,307.949     467,169.472